Exhibit I

XSTRATA CAPITAL HOLDINGS PTY LIMITED
ACN 111 756 337

WMC OFFER - BROKER COMMISSIONS

4 March 2005

As set out in the fourth supplementary bidder’s statement dated 3 March 2005, Xstrata Capital Pty Limited (“Xstrata Capital”) has agreed to pay a commission (“Commission”) to market participants of the ASX (“Brokers”) who initiate, or have initiated, acceptances of Xstrata Capital’s offer (“Acceptances”) in respect of parcels of WMC shares held by retail shareholders of WMC. A retail shareholder of WMC is one who is not a Broker or an associate of a Broker and who held less than 100,000 WMC Shares at the date of the acceptance.

Acceptances initiated through CHESS

Brokers who initiate acceptance of the offer through CHESS are required to submit a commission claim form (“Claim Form”) to Computershare. The Claim Form must be received by Computershare within one month of the end of the offer period, being 24 March 2005 (unless extended in accordance with the Corporations Act) and include the following details:

(a)	registered name and address details for each WMC shareholder to which the Claim Form relates;

(b)	Holder Identification Number for each WMC shareholder to which the Claim Form relates;

(c)	number of WMC shares accepted by each WMC shareholder;

(d)	Participant Identification Number; and

(e)
a representation that neither the Broker nor its associate is the accepting WMC shareholder and the fee will not be passed on or otherwise shared directly or indirectly with the accepting shareholder of WMC.

Claim Forms must be forwarded to:

Computershare Investor Services Pty Limited
Attention: Ms Victoria Hulks
Level 3
60 Carrington Street
SYDNEY NSW 2000

Any Commission liable to be paid, in respect of any Acceptance initiated through CHESS, will be paid by Xstrata Capital within 14 days after production of a valid Claim Form.

Acceptance Forms bearing the Broker’s stamp

Any Commission liable to be paid, in respect of any Acceptance form bearing the Broker’s stamp, will be paid by Xstrata Capital within 14 days production of that Acceptance form. An Acceptance by a Broker constitutes a representation that neither the Broker nor its associate is the accepting shareholder of WMC and the fee will not be passed on or otherwise shared directly or indirectly with the accepting shareholder of WMC.

Xstrata Capital may in its discretion determine any disputes regarding whether a Commission is payable.

For further information please call the shareholder information line on 1 300 302 128 (toll free) from within Australia or on + 612 9240 7466 from outside Australia. Please note that in accordance with legal requirements, these calls will be recorded.

ends